Exhibit 15.4
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-153058) pertaining to the 2007 Share Incentive Plan of Agria Corporation of our reports dated December 28, 2009, with respect to the consolidated financial statements of Agria Corporation and the effectiveness of internal control over financial reporting of Agria Corporation, included in this Annual Report (Form 20-F) for the year ended December 31, 2008.
/s/ Ernst & Young Hua Ming
Shenzhen, People’s Republic of China
December 28, 2009